Exhibit 8.3

Davis Polk & Wardwell llp 450 Lexington Avenue New York, NY 10017 davispolk.com

February 10, 2023
CureVac N.V. Friedrich-Miescher-Strasse 15 72076 Tübingen Germany

Ladies and Gentlemen:

We are acting as United States counsel to CureVac N.V., a Dutch public company with limited liability (naamloze vennootschap) (the “Company”), in connection with the preparation of the prospectus supplement dated February 7, 2023 (the “Prospectus Supplement”) filed with the United States Securities and Exchange Commission pursuant to the provisions of the Securities Act of 1933, as amended. The Prospectus Supplement relates to the Company’s Registration Statement on Form F-3 (File No. 333-259613) (the “Registration Statement”) and has been filed in connection with the Company’s offering (the “Offering”) of up to 31,081,082 common shares, nominal value €0.12 per share, pursuant to an Underwriting Agreement, dated February 7, 2023, among the Company, Goldman Sachs & Co. LLC, Jefferies LLC and SVB Securities LLC, as representatives of the underwriters named therein.

We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

We hereby confirm that our opinion as to the material U.S. federal income tax consequences to U.S. holders of an investment in the Company’s common shares pursuant to the Offering is set forth in full under the caption “Taxation—Material U.S. Federal Income Tax Considerations for U.S. Holders” in the Prospectus Supplement.

We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York and the federal laws of the United States.

We hereby consent to the use of our name under the captions “Taxation—Material U.S. Federal Income Tax Considerations for U.S. Holders” and “Legal Matters” in the Prospectus Supplement and to the filing, as an exhibit to the Registration Statement, of this letter. In giving this consent we do not admit that we come within the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933.

Very truly yours,

/s/ Davis Polk & Wardwell LLP